Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Berkshire Hathaway Inc. on Form S-8 (No. 333-232424) of our report dated June 26, 2023, on our audits of the financial statements of the RC Willey Home Furnishings Combined Retirement Investment Savings Plan as of December 31, 2022 and 2021, and for the year ended December 31, 2022, and of the supplemental schedule of the RC Willey Home Furnishings Combined Retirement Investment Savings Plan as of December 31, 2022, which report is included in the Annual Report on Form 11-K to be filed on or about June 26, 2023.

Salt Lake City, Utah

June 26, 2023